U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 16, 2010 (April 12, 2010)

AZTEC OIL & GAS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of
Incorporation or Organization)

000-32015	87-0439834
(Commission File Number)	(I.R.S. Employer Identification No.)

Aztec Oil & Gas, Inc.
One Riverway, Suite 1700
Houston, Texas 77056
 (Address of principal executive offices including zip code)

(713) 840-6444
(Registrant’s telephone number, including area code)

ITEM 8.01 - Other Events

On April 12, 2010 Aztec Oil & Gas, Inc. announced the spudding of 23 additional wells.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZTEC OIL & GAS, INC.

Date: April 16, 2010	By: //s// Waylan Johnson
Waylan Johnson, President

Aztec Announces Spudding of 23 Additional Wells

HOUSTON, April 12, 2010 -- Aztec Oil & Gas, Inc. (Pink Sheets: AZGS) announced that in addition to other wells in various stages of production, drilling and completion, it had spudded an additional 23 wells by March 31, 2010 to facilitate completion of three of its present drilling partnerships. It is estimated that these 23 spudded wells will complete drilling and be brought into production over the next approximately 60 to 90 days, weather permitting.

Each of the latest three Aztec drilling partnerships, which were closed in the latter part of 2009, will participate in 46 wells, which are either already producing, drilled, completed or spudded. Aztec presently has five rigs running in five different Texas counties and is negotiating for additional rigs.

“We are very pleased with our drilling results so far and we anticipate very successful future results.  After all the rain, bad weather and schedule delays of this winter, we are back on schedule, met all of our partnership timing requirements, and look forward to accelerating the number of wells in which we participate and drill.  The fact that we are focused on low risk oil wells in Texas has proven to be most beneficial to our firm and its partnerships,” stated Waylan R. Johnson, President of Aztec Oil & Gas, Inc.

About Aztec Oil & Gas, Inc.
Aztec is an oil and gas exploration, development and production company focusing on Texas and numerous areas throughout the U.S.  Its interests are highly diversified as exemplified by its direct corporate participation in two productive Deep Lake wells in Cameron Parish, Louisiana ranging from 13,600 feet to 14,300 feet in depth versus its shallow, Texas, low risk, development wells for its drilling programs.  Its drilling programs are placed by FINRA registered Broker Dealers and Registered Investment Advisors with accredited investor partners.

In 2006, Aztec entered the sponsored drilling program industry and, over the next two and one half years, undertook three small, very limited annual drilling partnerships.  Aztec’s personnel were, and are, experienced in oil and gas exploration and production in many parts of the US, including Texas; however, drilling in Appalachia was recommended to Aztec by several broker dealers and a wholesaler.  The foregoing was, supposedly, because many broker dealers were more familiar with sponsored drilling programs from the Appalachian area.  Aztec intentionally limited its sponsored drilling programs over the subject two and one half years in order to become fully familiar with the nuances of the sponsored drilling program industry before expanding to the Company's full capabilities.  In the summer of 2008, due to what Aztec’s officers felt was a questionable, future outlook for shallow, non-shale gas in the Appalachian region; Aztec publicly announced it was discontinuing natural gas drilling in Appalachia, and that it was ready to substantially expand its sponsored drilling program activities, primarily in Texas.

Aztec focused all drilling in 2009 in Texas.  In addition to the referenced, initial three small Appalachian drilling partnerships; Aztec has sponsored and closed its VIII A, VIII B and VIII C drilling partnerships.  The seventh drilling partnership, Aztec X A Oil & Gas LP, closed in December 2009, and also focuses on drilling in Texas.  Aztec Energy LLC, a wholly-owned subsidiary of Aztec, acts as Managing General Partner of all Aztec drilling partnerships and another wholly-owned Aztec subsidiary, Aztec Drilling & Operating, LLC, is the turnkey drilling contractor and operator for such partnerships.  Aztec owns a 30% interest in all of its drilling partnerships through its own contributions.  In general clarification of its activities, Aztec sponsors low risk, development drilling programs which include significant tax benefits, all of which are sold through FINRA Registered Broker Dealers and Registered Investment Advisors to Accredited Investors.  Aztec’s drilling programs focus primarily on shallow oil drilling, are very unique, and also incorporate a sophisticated Exit Strategy for investors.

For more information on Aztec Oil & Gas, Inc. please visit http://www.AztecOG.com.

This release/announcement is neither an offer to sell nor a solicitation of an offer to buy securities or participations. This release/document contains certain statements, estimates, and forecasts with respect to future performance and events. All statements other than statements of historical fact included in this release/document, the Memorandum, or the Aztec website, including statements regarding future performance of events, are forward-looking statements. All such forward-looking statements are based on various underlying assumptions and expectations and are subject to risks and uncertainties which could cause actual events to differ materially from those expressed in the forward-looking statements. As a result, there can be no assurance that the forward-looking statements included in this release, the Memorandum, or the Aztec Website will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this release/document, the Memorandum, or the Aztec Website might not occur. Accordingly, investors should not rely upon forward-looking statements as a prediction of actual results. Also, the price Aztec Oil & Gas, Inc. and the other parties involved in any properties receive for the oil and natural gas produced on their properties may be less than quoted NYMEX prices at any given time. Aztec does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, subsequent circumstances or otherwise.

Contact:
Phoenix IR Associates
Investor Relations
Tony Drake
(281) 579-1602
Shareholders@AztecOG.com